                                 SCHEDULE 14A

               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-12

                         Willamette Industries, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------
Notes:

                                                                    News Release

                                              [WILLAMETTE INDUSTRIES, INC. LOGO]

FOR IMMEDIATE RELEASE

May 29, 2001

CONTACT: Greg Hawley            Cathy Dunn            Paul Verbinnen/David Reno/
         EVP & CFO              VP Communications     Jim Barron
         Willamette Industries  Willamette Industries Citigate Sard Verbinnen
         503-273-5640           503-273-5642          212-687-8080

  WILLAMETTE SENDS LETTER TO SHAREHOLDERS URGING THEM TO VOTE FOR EXPERIENCED
                                   DIRECTORS


     PORTLAND, ORE. - May 29, 2001 - Willamette Industries (NYSE:WLL) today announced that it has sent a letter to its shareholders urging them to re-elect three directors to the Willamette Board at the upcoming June 7 annual meeting.

The text of the letter follows:

                                                                    May 28, 2001

   Dear Fellow Shareholders:


   Our annual meeting of shareholders on June 7 is fast approaching and, as you know, we are asking you to re-elect three of our directors to the Board.

                  We Urge You to Vote The Green Proxy Card To
                     Protect The Value Of Your Investment


   The upcoming vote is important to you, the Company and your investment. We need your vote. Weyerhaeuser, our competitor, has been engaged in a hostile takeover attempt of your Company and is now asking you to elect three of its paid nominees to your Company's Board. These paid nominees include two former Weyerhaeuser employees who we believe are still receiving Weyerhaeuser pensions.

   Do you believe that Weyerhaeuser would have raised their offer to $50 if these nominees were already on your Board? In Weyerhaeuser's proxy materials relating to their $48 offer, it says that its three nominees would be:

     "expected ..., subject to their fiduciary duties, [to] seek to cause the Company's Board of Directors to take all such actions as may be necessary to facilitate the [Weyerhaeuser $48] Offer and the Proposed Merger."

   We interpret this to mean that Weyerhaeuser's nominees were expected, subject to their fiduciary duties, to have supported a sale at $48. Do you really believe Weyerhaeuser's paid nominees are looking out for your interests?

   Why Vote For Willamette's Directors?

   Because They Have Delivered Superior Value In The Past, And They Are Committed To Delivering Superior Value In The Future. All three of our directors who are up for reelection to Willamette's Board are extremely experienced and knowledgeable about the Company and have helped deliver superior value for Willamette's shareholders.

     . Willamette has outperformed the forest products industry for the last decade by most key financial metrics.

     . Our Board is confident that, over time, we will continue to outperform the industry and can deliver more value to our shareholders than what Weyerhaeuser has offered.

     . We believe recent investments will increase Willamette's cash flow by up to $400 million over the next three years - a 40% increase over 2000 cash flow - and we don't believe this is fully factored into our current stock price or Weyerhaeuser's offer. Indeed, Weyerhaeuser didn't even know about this potential value when it made its $48 offer.

     . The Board has also said that we will consider value-enhancing transactions - such as strategic combinations or share buybacks - at times that make sense for Willamette's shareholders, not Weyerhaeuser's.

   Why We Have Not Negotiated With Weyerhaeuser.

   The simplest answer is that we don't believe - and have heard nothing in recent phone calls with Weyerhaeuser to suggest - that they are willing to pay you and the rest of our shareholders what we regard as a fair price.

   Indeed, Weyerhaeuser told us just before they made their $48 bid, that the reason they were acting then is because they thought Willamette's share price was going to increase.

   We believe that negotiating on these terms - and with a company we firmly believe is acting disingenuously - would send the wrong signal to our shareholders, employees and customers.

   Why We Have Said Willamette Is Not For Sale.

   We reject Weyerhaeuser's contention that we would not sell at any price. Our board has never said we won't sell, but we won't sell at the price levels Weyerhaeuser has indicated it is willing to pay.

   If our Board receives an offer - from Weyerhaeuser or anyone else - that it believes reflects the full value of Willamette, and it believes that accepting an offer would be in the best interests of shareholders and other constituencies, it would be obligated to consider and act on that offer.

   Where is Weyerhaeuser's Premium?

     . Stock prices for the relevant Industry Composite/1/ of comparable companies are up 36% and Weyerhaeuser is up 42% since it began its offer in November 2000.

     . Willamette has outperformed both the Industry Composite and Weyerhaeuser since then by most key financial metrics, such as operating margins, cash flows and returns.

     . We believe your shares could have gone up even more in the absence of Weyerhaeuser's offer, effectively causing their implied "premium" to vanish.

     . Based upon current valuation multiples (both Price to Earnings and Enterprise Value to EBITDA) for the industry, we believe your shares could even be trading above $50 today in the absence of Weyerhaeuser's hostile offer. Our current price implies valuation multiples of 7.5x EBITDA and 13.4x 2002 Consensus EPS Estimates, while Industry Composite medians are 7.5x and 17.4x, respectively.

     . We believe Weyerhaeuser's current offer would be at least 30% accretive to Weyerhaeuser's cash earnings on a conservative basis - this is value that, in our view, rightfully belongs to you.


   In continuing to claim that their offer is "compelling" by using our closing stock price of November 10, 2000, Weyerhaeuser seems to suggest that Willamette - arguably the performance leader in the industry since November - would have languished while stock prices in the rest of our industry and Weyerhaeuser have soared:


____________________________

/1/ The "Industry Composite" is comprised, on an equal-weighted basis, of Boise Cascade Corporation, Georgia-Pacific Group, International Paper Company, Louisiana-Pacific Corporation, Smurfit-Stone Container Corporation, Temple-Inland, Inc., and Weyerhaeuser. The Willamette Board believes the companies included in the "Industry Composite" are most representative of Willamette's business mix.

                       Recent Sector Price Appreciation
                          Reduces the Implied Premium

   [Graph illustrating 42% rise in Weyerhaeuser common stock and 36% rise in Industry Composite from 11/10/00 to 5/21/01]

   Weyerhaeuser's paltry raise of 4% in their May 7 offer pales in comparison to the 42% rise in Weyerhaeuser's own stock price. We believe YOU - not
                                                              ---
   Weyerhaeuser - should receive the value that is rightfully yours.


   Weyerhaeuser Has Said In Advertisements That They Are Willing To Pay An Increased Price - If They Have Another Offer To Make, Why Don't They Just Make It?

   Because Weyerhaeuser decided to pursue a public, hostile takeover of Willamette, all contacts between the two companies and the content of discussions must be disclosed to the public. Weyerhaeuser's chief executive worked at Willamette for 25 years - he knows Willamette well and what it is worth. The recent paltry increase from $48 per share in cash to $50 in cash was insulting to many investors that we met and heard from and it only reinforced our view that Weyerhaeuser does not want to pay a fair price for Willamette. If Weyerhaeuser has more to offer, they should make that offer. To Weyerhaeuser, we say: Get real or get lost.

   We urge you to vote for our nominees in the upcoming proxy contest using the enclosed GREEN proxy card. Simply complete, sign, date and return the GREEN proxy card in the accompanying envelope today.

   We Ask You To Support Us And Urge You To Protect Your Investment. We Urge You To Reject Weyerhaeuser's Offer And Their Nominees.

   If you have previously signed a gold proxy card sent to you by Weyerhaeuser, you have every right to change your vote. Just sign, date and mail the enclosed GREEN proxy card, which will revoke any earlier dated proxy cards solicited by Weyerhaeuser that you may have signed.

   Thank you for your continued support.


                     On Behalf of Your Board of Directors

                                  Sincerely,

         /s/ Duane C. McDougall                   /s/ William Swindells

         Duane C. McDougall                       William Swindells
         Chief Executive Officer                  Chairman of the Board


   Willamette Industries is an integrated forest products company with 105 plants, located in the U.S., France, Ireland and Mexico. The company owns 1.7 million acres of forestland in the U.S. and manages it sustainably to produce building materials, composite wood panels, fine paper, office paper products, corrugated packaging and grocery bags.

                                    #  #  #

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward looking statement made by Willamette with respect to the Weyerhaeuser tender offer is not entitled to the benefit of the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected. Such risks and uncertainties include, but are not limited to, the effect of general economic conditions; the level of new housing starts and remodeling activity; the availability and terms of financing for construction; competitive factors, including pricing pressures; the cost and availability of wood fiber; the effect of natural disasters on the Company's timberlands; construction delays; risk of nonperformance by third parties; and the impact of environmental regulations and other costs associated with complying with such regulations. Please refer to Willamette Industries' Securities and Exchange Commission filings for further information.